EXHIBIT 21

WEIS MARKETS, INC.

SUBSIDIARIES OF THE REGISTRANT

	State of Incorporation	Percent Owned by Registrant
Albany Public Markets, Inc.	New York	100%
Dutch Valley Food Company, Inc.	Pennsylvania	100%
King's Supermarkets, Inc.	Pennsylvania	100%
Martin's Farm Market, Inc.	Pennsylvania	100%
Shamrock Wholesale Distributors, Inc.	Pennsylvania	100%
SuperPetz, LLC	Pennsylvania	100%
Weis Transportation, Inc.	Pennsylvania	100%
WMK Financing, Inc.	Delaware	100%

The consolidated financial statements include the accounts of the company and its subsidiaries.